REORGANIZATION AND STOCK PURCHASE AGREEMENT

This **REORGANIZATION AND STOCK PURCHASE AGREEMENT** (the "**Agreement**") is dated as of Thursday, June 27, 2024 (the "**Effective Date**"), by and among Asia Properties, Inc., a Wyoming corporation ("**ASPZ**"), on the one hand, and SRE Power, Inc., a Texas corporation ("**SRE**") and the shareholders identified on the signature page of this Agreement as the shareholders of SRE (the "**Shareholders**"), on the other hand. Each of ASPZ, SRE, and the Shareholders shall be referred to herein individually as a "**Party**" and collectively as the "**Parties**."

W I T N E S S E T H

WHEREAS, SRE Shareholders collectively own 1,000,000 shares of SRE's outstanding common stock, representing 100% of the outstanding common stock.

WHEREAS, the Shareholders desire to sell and ASPZ desires to purchase the SRE Shareholders' shares in accordance with the terms set forth herein, with SRE becoming a wholly-owned subsidiary of ASPZ post-Closing;

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement will be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SRE SHARES

1.1 Sale of the SRE Shares. At the Closing (as defined in Section 4.1), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall sell to ASPZ and ASPZ shall purchase from the Shareholders, all of the SRE Shares.

1.2 Purchase Price. As consideration for the purchase of the SRE Shares (the "Purchase Price"), ASPZ shall issue to the Shareholders, on a pro rata basis as set forth in Exhibit A attached hereto and made a part hereof, a total number of restricted common shares of ASPZ equal to a minimum value of $65,537,425.80. The number of shares to be issued shall be determined

on the volume-weighted average price of ASPZ's stock for the five days immediately prior to the Closing Date. Following the Closing Date, the Shareholders will collectively own at least 90% of the issued and outstanding shares of ASPZ on a fully-diluted basis. The shares of ASPZ common stock shall be subject to the restrictions imposed by Rule 144 of the Securities Act of 1933. Following the Closing, SRE shall become a wholly-owned subsidiary of ASPZ.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SRE AND THE SHAREHOLDERS

2.1 Representations and Warranties of SRE and the Shareholders. To induce ASPZ to enter into this Agreement and to consummate the transactions contemplated hereby, SRE and the Shareholders, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows:

2.2 Authority of SRE and the Shareholders; Transfer of SRE Shares. SRE and the Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of SRE and the Shareholders. The Shareholders shall transfer title in and to the SRE Shares to ASPZ free and clear of all liens, security, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent.

2.3 Existence of SRE. SRE is duly organized, validly existing, and in good standing under the laws of the state of Texas. It has all requisite power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction wherein the character of the current business transacted by it makes such qualification necessary.

2.4 Capitalization of SRE. The authorized equity securities of SRE consist of 1,000,000 Authorized common shares and 0 preferred shares of which 1,000,000 common shares are issued, and outstanding. No other Shares of SRE are issued and outstanding. All of the issued and outstanding Shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and non-assessable. SRE's outstanding convertible loans will all be liquidated using shares issued by ASPZ as part of the 655,374,258

shares to be issued to SRE Shareholders. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by SRE which provide for the purchase, issuance or transfer of any further Shares of SRE other than the 1,000,000 common shares that are issued and outstanding, nor are there any outstanding securities granted or issued by SRE that are convertible into any Shares of SRE, and none is authorized. SRE is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in SRE are vested exclusively in its outstanding Shares, which voting rights are apportioned in accordance with each Shareholder respective ownership percentage of the Shares, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of SRE's equity securities.

2.5 Subsidiaries. "**Subsidiary**" or "**Subsidiaries**" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, engaged in the business of sports handicapping/gaming research data advice, analysis and predictions and utilizing available media and advertising formats in building and monetizing a database of sports gaming enthusiasts, where the corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity or where such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting Shares , management contracts or otherwise. "**Person**" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. SRE does not have any Subsidiaries.

2.6 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which SRE or the Shareholders are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security , lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of SRE or the Shareholders; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any

restrictions or limitations of any nature on SRE or the Shareholders or any of their respective actions.

2.7 Taxes. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against SRE, nor are there any actions, suits, proceedings, investigations or claims now pending against SRE, nor are there any actions, suits, proceedings, investigations or claims now pending against SRE in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against SRE; and

2.8 The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against SRE.

2.9 Disputes and Litigation. There are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting SRE or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect SRE or any of its properties, equipment, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting SRE or any of its properties, assets or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of SRE or any such person's heirs, executors or administrators as against SRE.

2.10 Compliance with laws. To the best of SRE's knowledge, (1) SRE has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations; (2) SRE has filed all returns, reports and other

documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects; (3) all permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of SRE for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals; (4) there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval; and (5) such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by SRE.

2.11 Guaranties. SRE has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of SRE.

2.12 Books and Records. SRE keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with generally accepted accounting practices ("GAAP") in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of SRE contain records of its Shareholders' meetings related to this Agreement and of action taken by such Shareholders. The Shareholder meetings referred to in such minute books were duly called and held, and the minutes appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. Attached hereto as Exhibit B are the (a) official and final as filed with the Internal Revenue Service 2020 and 2021 tax returns, and (c) the 2022 and 2023 year-end financial statements in accordance with GAAP.

2.13 ASPZ Shares to be Restricted Securities. The Shareholders acknowledge that the ASPZ Common Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("**Rule 144**"), will include the customary restrictive legend, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of at least six months from the date of issuance unless registered with the United States Securities and Exchange Commission (the "**SEC**") and qualified by appropriate state securities regulators, or unless the Shareholders obtain written consent from ASPZ and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

2.14 Leases. SRE either owns or has valid and existing agreements for all facilities where its offices are located or where any of SRE's equipment or other assets are located.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ASPZ

3.1 Representations and Warranties of ASPZ. To induce SRE and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, ASPZ represents and warrants, as of the date hereof and as of the Closing, as follows:

3.2 Authority of ASPZ. ASPZ has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all the Exhibits attached hereto, constitutes the legal, valid and binding obligation of ASPZ.

3.3 Corporate Existence and Authority of ASPZ. ASPZ is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.4 Capitalization of ASPZ. The authorized equity securities of ASPZ consists of 2,000,000,000 Authorized shares of common stock, par value $0.001 per share, of which 72,819,362 common shares are issued and outstanding as of the date hereof, and no shares of preferred stock No other shares of capital stock of ASPZ are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in ASPZ are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its Shareholders. Other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of ASPZ's equity securities.

3.5 Subsidiaries. ASPZ has no subsidiaries.

3.6 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which ASPZ is a party or by which it or any of its properties are bound; (b) result in the creation of any security, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of ASPZ; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on ASPZ or any of its actions.

3.7 Liabilities. ASPZ shall have no liabilities at Closing.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1 Closing. The Closing (the **"Closing"**) shall take place on or about June 30, 2024, or at such other place, date and time as the Parties may agree in writing (the "**Closing Date**").

4.2 Deliveries by ASPZ. At the Closing, ASPZ shall deliver the following to the Shareholders:

(a) written confirmation of the approval of this Agreement and the herein described transactions by ASPZ's Board of Directors; and

(b) the ASPZ Common Shares subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever shall be delivered as soon as practicable after closing;

(c) completed auditor reviews of all missing SEC reports and filed copies of the missing quarterly and annual reports from December 31, 2017 to May 26, 2021;

(d) confirmation that all outstanding liabilities have been paid off or forgiven;

(e) officer's certificate, executed by the Chief Executive Officer of ASPZ, in the form attached hereto as Exhibit C, shall satisfy this delivery requirement;

(f) written confirmation of the approval of this Agreement and the herein described transactions by ASPZ's Board of Directors attached hereto as Exhibit C-1; and

(g) Such number of shares of restricted common stock of ASPZ as the Purchase Price issued to the Shareholders on a pro rata basis, subject to the restrictions imposed by Rule 144 of the Securities Act of 1933 with no liens, security, pledges, encumbrances, charges, demands or claims by any other party whatsoever;

4.5 Delivery by SRE: At the Closing, or as otherwise set forth below, SRE shall deliver the following:

4.6 SRE shall deliver to ASPZ:

(a) officer's certificate, executed by the President of SRE in the form attached hereto as Exhibit D, shall satisfy this delivery requirement;

(b) written confirmation of the approval of this Agreement and the herein described transactions by SRE's Board of Directors attached hereto as Exhibit D-1; and

(c) the audited financial statements of SRE as set forth in Section 2.1.10,

4.7 Delivery by The Shareholders: At the Closing, the Shareholders shall deliver the following:

(a) 1,000,000 Shares of SRE common stock subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, representing 100% of the outstanding shares of common stock;

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1 Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.2 The obligation of ASPZ to pay the Purchase Price and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by ASPZ), at or prior to the Closing, of the following conditions, which SRE agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; SRE and the Shareholders shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and SRE shall have delivered to ASPZ a certificate dated the Closing Date, and signed by its President to the effect set forth above in this section.

(b) Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c) Litigation. No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of SRE, other than as set forth in Schedule 2.1.7.

(d) Proceedings and Documentation. All proceedings of SRE in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to ASPZ and ASPZ's counsel, and ASPZ and ASPZ's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which ASPZ is entitled and as may be reasonably requested.

(e) Property Loss. No portion of SRE's assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to ASPZ through the proceeds of applicable insurance or condemnation award.

(f) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable ASPZ to fully operate the business of SRE as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(h) The completion of the audit of SRE for the fiscal years ending 2022, 2023 and for the subsequent interim financial periods through the Closing Date.

5.3 The obligation of SRE and the Shareholders to deliver the SRE Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by SRE and the Shareholders), at or prior to the Closing, of the following conditions, which ASPZ agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of

transactions contemplated hereby or which is likely to affect materially the value of ASPZ.

(d) Proceedings and Documentation. All corporate and other proceedings of ASPZ in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to SRE and SRE's counsel, and SRE and SRE's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which SRE is entitled and as may be reasonably requested.

(e) Property Loss. No portion of ASPZ's assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to SRE through the proceeds of applicable insurance or condemnation award.

(f) As of the Closing Date, the balance of all liabilities owed by ASPZ shall be $0.

(g) Completed auditor reviews of all missing SEC reports and filed copies of the missing quarterly and annual reports from December 31, 2017 to May 26, 2021.

5.4 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.5 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or

amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1 To induce ASPZ to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, SRE and the Shareholders covenant and agree as follows:

6.2 Notices and Approvals. SRE and the Shareholders agree: (a) to give all notices to third parties which may be reasonably necessary or deemed desirable by ASPZ in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by ASPZ in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain all consents and authorizations of any other third parties necessary or deemed desirable by ASPZ in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.3 Information for ASPZ's Statements and Applications. SRE, its employees, accountants and attorneys shall cooperate fully with ASPZ in the preparation of any statements or applications made by ASPZ to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish ASPZ with all information concerning SRE and the Shareholders reasonably necessary or deemed desirable by ASPZ for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.4 Access to Information. ASPZ, together with its appropriate attorneys, agents and representatives, were granted access to the SRE online data room prior to concluding this Agreement, which provided due diligence data which permitted ASPZ to complete an investigation of SRE and the Shareholders, and ASPZ hereby confirms that the SRE data room was deemed sufficient to proceed with the Agreement. ASPZ is to have ongoing access to all the books and records of SRE during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.5 To induce SRE and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, ASPZ covenants and agrees as follows:

6.6 Access to Information. SRE, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of ASPZ and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.7 Indemnification.

6.8 Indemnity of SRE and the Shareholders. ASPZ agrees to indemnify, defend and hold SRE and the Shareholders harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by ASPZ of any representation, warranty, covenant or agreement of ASPZ contained in this Agreement or the schedules and exhibits hereto. For purposes of Section 6.3, the term "**Losses**" shall mean all damages, costs and expenses (including reasonable attorneys' fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by SRE or the Shareholders under this Section unless and until the aggregate amount of all Losses of SRE and the Shareholders in respect thereof shall exceed $5,000. ASPZ's liability under this Section shall not exceed the Purchase Price.

6.9 Indemnity of ASPZ. SRE hereby agrees to indemnify, defend and hold ASPZ harmless from and against any and all Losses arising out of or resulting from the breach by SRE of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.10. ASPZ shall have the right to offset any Losses incurred and actually paid pursuant to this Section 6.3.2 against any amounts due from ASPZ to SRE, however, any offset shall not act as ASPZ's sole remedy. Notwithstanding the foregoing provisions of this Section, no claim for indemnification shall be made

by ASPZ under this Section unless and until the aggregate amount of all Losses of ASPZ in respect thereof shall not exceed $5,000.

6.10 Indemnification Procedure.

(a) An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof by the indemnifying party or such shorter time period as required so that the of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover

from the indemnifying party, on a monthly basis, all of its attorneys' reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b) The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.3 or Section 6.4, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

ARTICLE 7
MISCELLANEOUS

7.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by email, facsimile or overnight courier to the following addresses:

To ASPZ:

Debra Childers
1621 Central Avenue
Cheyenne, WY 82001

With a copy to:

Chris Dieterich
815 Moraga Drive
Suite 207
Los Angeles, CA 90049

To SRE or the Shareholders:

Mr. Reginald Fubara, CEO SRE Power, Inc.
3050 Post Oak Blvd,
Suite 510-P38
Houston, TX 77056-3020

281-532-9034

With a copy to:

Callie Jones
Brunson, Chandler & Jones
175 S. Main Street
Suite 1410
Salt Lake City, UT 84111

801-303-5730

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

7.3 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties

hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4 Survival of Representations. All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

7.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6 Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7 Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8 Finders' and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9 Governing Law. This Agreement has been negotiated and executed in the State of Texas and shall be construed and enforced in accordance with the laws of such state.

7.10 Forum. Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Harris County, Texas and no other jurisdiction.

7.11 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.12 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

7.13 Counterparts. This Agreement may be executed via email, electronically or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

Asia Properties, Inc. ("ASPZ")

By: Debra Childers
Its: CEO

SRE Power, Inc. ("SRE")

By: K. Reginald Fubara
Its: CEO

SRE Shareholders

By: K. Reginald Fubara

By: Alfonso Sotres

By: Lydur Skulason

Exhibit "A"
Shareholder Exchange

Deductions:

Name of proposed Shareholder	# of ASPZ shares to be received
Vaigunth Enertek Pvt Ltd	32,768,712
11 SRE Convertible note holders	TBD by ASPZ share price

SRE Shareholder	# of SRE shares to be exchanged	# of ASPZ shares to be received
K. Reginald Fubara	670,000	67% after above deductions
Alfonso Sotres	300,000	30% after above deductions
Lydur Skulason	30,000	3% after above deductions

Exhibit "B"
SRE Financial Statements

Exhibit "C"
ASPZ Officer's Certificate

The undersigned hereby certifies on behalf of Asia Properties, Inc., a Wyoming corporation ("ASPZ" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement (the "Purchase Agreement") dated June 27, 2024, by and among the Company, on the one hand, and SRE Power, Inc., a Texas corporation ("SRE") and the Shareholders of SRE (collectively, the "Shareholders"), on the other hand, that he is the duly appointed CEO of the Company, and further certifies on behalf of the Company that:

1. The representations and warranties of the Company set forth in this Reorganization and Stock Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of this Reorganization and Stock Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit C-1 is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company dated June 27, 2024, which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Reorganization and Stock Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with this Reorganization and Stock Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
Debra Childers	CEO	______________________ Debra Childers

Exhibit C-1
ASPZ Written Consent

ACTION BY WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING OF THE SOLE DIRECTOR ASIA PROPERTIES, INC.

The undersigned, being the Sole Director of Asia Properties, Inc. Inc., a Wyoming corporation ("ASPZ"), hereby takes the following actions and adopts the following resolutions by this Action by Written Consent in Lieu of a Special Meeting dated this 27th day of June 2024:

WHEREAS, the Board has considered and deems it advisable and in the best interests of the Corporation to authorize the issuance of 655,374,258 shares (the "Shares") of common stock, $0.001 par value (the "Common Stock") to the SRE Shareholders pursuant to that certain Reorganization and Share Purchase Agreement (the "Purchase Agreement"). The issuance of the Shares shall be made pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933 (the "Securities Act") and;

WHEREAS, the Board has considered and deems it advisable and in the best interest of the Corporation to consummate the transaction pursuant to that certain Purchase Agreement; and; that Debra Childers is authorized to execute all documents necessary to close said transaction on behalf of the Corporation and;

WHEREAS, the Board has considered and deems it advisable and in the best interest of the Corporation that the officers of the Corporation be, and hereby are, authorized, empowered and directed to issue the Shareholders pursuant to that certain Purchase Agreement, 655,374,258 shares of Common Stock in exchange for 1,000,000 shares of SRE Power, Inc., a Texas corporation, representing 100% of the outstanding shares of SRE Power, Inc.; and

WHEREAS, Debra Childers (the "Current Board Member") has tendered her resignation as a director and officer of the Corporation to take effect as of the closing (the "Closing"); and

WHEREAS, the Board has considered and deems it advisable and in the best interests of the Corporation to fill the vacancy on the Board by appointing K. Reginald Fubara (the "New Board Member") as the sole member of the Corporation's Board of Directors, effective as of the Closing; and

WHEREAS, the Board has considered and deems it advisable and in the best interests of the Corporation to appoint K. Reginald Fubara as the President, Chief Executive Officer and Secretary of the Corporation, effective as of the Closing.

RESOLVED, that it is advisable and in the best interests of the Corporation to cancel the Series A shares of Preferred stock pursuant to that certain Purchase Agreement.

RESOLVED, that it is advisable and in the best interest of the Corporation to authorize the issuance of 655,374,258 shares (the "Shares") of common stock, $0.001 par value (the "Common Stock") to the SRE Shareholders pursuant to that certain Purchase Agreement. The issuance of the Shares shall be made pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933 (the "Securities Act") and;

RESOLVED, that it is advisable and in the best interest of the Corporation to consummate the transaction
pursuant to that certain Purchase Agreement; and; that Debra Childers is authorized to execute all documents necessary to close said transaction on behalf of the Corporation.

RESOLVED, that the officers of the Corporation be, and hereby are, authorized, empowered and directed to
issue the SRE Shareholders 655,374,258 shares of common stock pursuant to a Purchase Agreement; and

RESOLVED, that the Company direct its transfer agent, Transfer Online, Inc. to issue such shares in book entry form to bear such "restricted" legends, or other legends, as applicable, regarding the resale of any of such shares.

RESOLVED, that the Current Board Member's resignation as Sole Director and as President, Chief Executive Officer and Secretary of the Corporation is hereby accepted, effective as of the Closing;

RESOLVED, that the New Board Member, K. Reginald Fubara, be and he hereby is appointed as the sole member of the Board of Directors of the Corporation, effective as of the Closing, to serve until the earlier of his removal or resignation;

RESOLVED, that K. Reginald Fubara be and he hereby is appointed as the President, Chief Executive Officer and Secretary of the Corporation, effective as of the Closing, to serve until the earlier of his removal or resignation;

RESOLVED, that the current officers of the Corporation be and they hereby are authorized and directed to execute all documents, and to take all other actions necessary or advisable in order to carry out and perform the purposes of the foregoing resolutions;

RESOLVED, that the execution by the officers of any document authorized by the foregoing resolution, or any document executed in the accomplishment of any action or actions so authorized, is (or shall become upon delivery) the enforceable and binding act and obligation of the Corporation, without the necessity of the signature of attestation of any other officer of the Corporation or the affixing of the seal of Corporation; and

RESOLVED, that all acts, transactions or agreements undertaken prior to the adoption of these resolutions by the officer or representatives of the Corporation in its name in connection with the foregoing matters are hereby ratified, confirmed and adopted as valid acts by the Corporation.

____
Debra Childers, Sole Director

Exhibit "D"
SRE Officer's Certificate

The undersigned hereby certifies on behalf of SRE Power, Inc., a Texas corporation ("SRE" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement dated June 27th, 2024 (the "Purchase Agreement"), by and among the Company and the Shareholders of SRE (collectively, the "Shareholders"), on the one hand, and Asia Properties, Inc., a Wyoming corporation ("ASPZ"), on the other hand, that he is the duly appointed Chief Executive Officer of the Company, and further certifies on behalf of the Company that:

1. The representations and warranties of the Company set forth in the Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of the Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit D-1 is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company dated June __, 2024 which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with the Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
K. Reginald Fubara	CEO	[signature] K. Reginald Fubara

Exhibit D-1
SRE Written Consent

ACTION BY WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING OF THE DIRECTORS OF SRE POWER, INC.

The undersigned, being the Directors of SRE Power, Inc. Inc., a Texas corporation (the "Company"), hereby takes the following actions and adopts the following resolutions by this Action by Written Consent in Lieu of a Special Meeting dated June 27, 2024:

WHEREAS, the Shareholders of the Company have decided to sell their shares to Asia Properties, Inc. ("ASPZ"), resulting in the Company becoming a wholly-owned subsidiary of ASPZ.

WHEREAS, the Board has considered and deems it advisable and in the best interests of the Corporation to consummate the transaction pursuant to that certain Purchase Agreement; and; that K. Reginald Fubara is authorized to execute all documents necessary to close said transaction on behalf of the Corporation.

RESOLVED, that it is advisable and in the best interest of the Corporation to consummate the transaction pursuant to that certain Purchase Agreement; and; that K. Reginald Fubara is authorized to execute all documents necessary to close said transaction on behalf of the Corporation.

RESOLVED, that the current officers of the Corporation be and they hereby are authorized and directed to execute all documents, and to take all other actions necessary or advisable in order to carry out and perform the purposes of the foregoing resolutions;

RESOLVED, that the execution by the officers of any document authorized by the foregoing resolution, or any document executed in the accomplishment of any action or actions so authorized, is (or shall become upon delivery) the enforceable and binding act and obligation of the Corporation, without the necessity of the signature of attestation of any other officer of the Corporation or the affixing of the seal of Corporation; and

RESOLVED, that all acts, transactions or agreements undertaken prior to the adoption of these resolutions by the officer or representatives of the Corporation in its name in connection with the foregoing matters are hereby ratified, confirmed and adopted as valid acts by the Corporation.

K. Reginald Fubara, Director

Alfonso Sotres, Director

Lydur Skulason, Director